Exhibit 10.6

right of first offer AGREEMENT

This RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is made as of this 12th day of November, 2021 (the “Effective Date”), by and between ORION OFFICE REIT INC., a Maryland corporation (“Grantor”) and OAP/VER VENTURE, LLC, a Delaware limited liability company (“Grantee”). Grantor and Grantee may each be referred to herein as a “Party” and shall be collectively referred to herein as the “Parties”.

RECITALS

A.       Grantor is a publicly traded corporation, which intends to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

B.       Pursuant to that certain Agreement and Plan of Merger dated as of April 29, 2021 (the “Merger Agreement”), by and among Realty Income Corporation, a Maryland corporation (“Realty Income”), Rams MD Subsidiary I, Inc., a Maryland corporation (“Merger Sub 1”), Rams Acquisition Sub II, LLC, a Delaware limited liability company (“Merger Sub 2”), VEREIT, Inc., a Maryland corporation (“VEREIT”), and VEREIT Operating Partnership, L.P., a Delaware limited partnership (“VEREIT OP”), (i) Merger Sub 2 has merged with and into VEREIT OP, with VEREIT OP continuing as the surviving entity (the “Partnership Merger”), and (ii) VEREIT has merged with and into Merger Sub 1, with Merger Sub 1 continuing as the surviving corporation (the “Merger” and, together with the Partnership Merger, the “Mergers”).

C.        In connection with the Mergers, Realty Income and VEREIT have indirectly contributed certain of their office real properties to Grantor and have distributed all of the outstanding voting shares of common stock in Grantor to Realty Income’s stockholders (the “Spin-Off”).

D.       Reference is hereby made to that certain Limited Liability Company Agreement of OAP/VER Venture, LLC dated as of January 13, 2020, as amended by that certain First Amendment to the Limited Liability Company Agreement of OAP/VER Venture, LLC, dated as of September 2, 2020 (the “Original LLC Agreement”), pursuant to which VEREIT Real Estate, L.P., a Delaware limited liability company (“VEREIT Member”), and OAP Holdings LLC, a Delaware limited liability company (“OAP Holdings”), are the sole members of Grantee.

E.        On or about the date hereof, in connection with the consummation of the Spin-Off, (i) VEREIT Member is transferring all of its membership interests in the Grantee to Orion Office REIT LP, a Maryland limited partnership (the “Membership Interest Transfer”), (ii) OAP Holdings granted its consent to the Spin-Off and the Membership Interest Transfer, and (iii) the Original LLC Agreement is being amended and restated pursuant to that certain Amended and Restated Limited Liability Company Agreement of OAP/VER Venture, LLC (as amended, the “JV Agreement”).

F.       Pursuant to the JV Agreement, in consideration for OAP Holdings consenting to the Spin-Off and the Membership Interest Transfer, Grantor and Arch Street Capital Partners, a New York company, and/or its designated party, have entered into a Warrant whereby Grantee will receive warrants to purchase up to 1,120,000 shares of common stock of Grantor (the “Warrants”).

G        In further consideration of OAP Holdings consenting to the Spin-Off and the Membership Interest Transfer, Grantor has agreed, subject to the terms provided herein, that Grantor would grant to Grantee a right of first offer with respect to the acquisition or purchase of any property by Grantor.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.                  Grantee’s Right of First Offer.

(a)               Subject to the provisions of Section 1(e) below, Grantor hereby grants to Grantee a right of first offer (the “Grantee’s ROFO”) with respect to the Grantor’s or its Affiliate’s acquisition or purchase of a fee simple or ground leasehold interest in any office real property, including by way of an acquisition of equity interests (the “ROFO Property”), for a period commencing on the Effective Date and expiring on the earlier to occur of (i) three (3) years after the Effective Date; (ii) the date upon which the JV Agreement is terminated pursuant to the terms of the JV Agreement; or (iii) the date when the Grantee’s gross book value of assets falls below Fifty Million and 00/100 Dollars ($50,000,000.00) (such expiration date, the “ROFO Expiration Date”). For the avoidance of doubt, Grantee’s ROFO rights under this Agreement shall be of no further force or effect, and Grantor shall be free to acquire any real property without first offering Grantee the right to acquire such real property, from and after the ROFO Expiration Date. For purposes of this Agreement, (x) “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, (i) owns fifty percent (50%) or more of the voting securities of such Person that have, by their terms, ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) is in Control of such Person, (iii) is Controlled by such Person, or (iv) is under common ownership or Control with such Person; (y) “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise; and “Controlled by,” “controlling,” and “under common control with” shall have the respective correlative meaning thereto (provided, however, that (A) in no event shall a joint venture with a third party be deemed to be an Affiliate of Grantor unless (1) Grantor has sole decision-making authority with respect to the acquisition of property by such joint venture, or (2) Grantor has decision-making authority with respect to the acquisition of property by such joint venture and Grantor (and not any third party owner with an interest in such joint venture) has identified a property for potential acquisition by such joint venture, and (B) in no event shall a Person be deemed an Affiliate of Grantor solely as a result of ownership of securities of that Person unless such ownership, by its terms, provides such person with ordinary voting power to elect a majority of the board of directors or others performing similar functions, and provided further that in no event shall Grantor or its Affiliates present a property that would otherwise be subject to the first sentence of Section 1(a) to another joint venture without offering it to Grantee in accordance with this Agreement); and (z) “Person” shall mean any corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity.

(b)               If Grantor desires to directly or indirectly purchase or acquire a ROFO Property, Grantor shall deliver to Grantee written notice of its intent to purchase or acquire the ROFO Property (the “Offer Notice”), which Offer Notice shall include a description of the terms upon which Grantor is considering purchasing or acquiring the Property, including, to the extent practicable (including good faith estimates, where applicable) (a) a description of what asset and interest is to be transferred, (b) purchase price, (c) closing date, (d) earnest money deposit, (e) allocation of closing costs, (f) due diligence periods, (g) manner in which real estate taxes or any other costs are to be prorated in connection with such transfer, and (h) any other material terms, provisions or conditions negotiated with the seller (the “Seller”) of such ROFO Property (the “Offer Terms”). For the avoidance of doubt, Grantor or its direct or indirect subsidiaries, as applicable, may enter into a nonbinding term sheet to acquire any ROFO Property (a “ROFO Property Term Sheet”) prior to presenting the Offer Notice to Grantee, provided such ROFO Property Term Sheet clarifies that Grantor may assign such ROFO Property Term Sheet, and any related access agreements, confidentiality agreements or other documents entered into with the Seller to Grantee. Grantor shall present a copy of any such ROFO Property Term Sheet to Grantee promptly upon the execution thereof. Grantee may elect to purchase or not purchase the ROFO Property on the terms set forth in the Offer Notice by delivering written notice thereof to Grantor within ten (10) business days after receipt of such notice from Grantor. In the event Grantor does not receive a notice of Grantee’s exercise of Grantee’s ROFO within such ten (10) business day period, Grantee shall be deemed to have declined to purchase the ROFO Property.

(c)               In the event Grantee elects to exercise Grantee’s ROFO and purchase the ROFO Property pursuant to the terms set forth in the Offer Notice, Grantor shall assign to Grantee all rights Grantor may have to any ROFO Property Term Sheet, access agreements, confidentiality agreements or other agreements entered into with the Seller of the applicable ROFO Property. Grantee shall thereafter be permitted to negotiate a form of purchase and sale agreement directly with the Seller. If Grantee declines or is deemed to have declined to purchase the ROFO Property pursuant to the terms set forth in the Offer Notice, Grantor shall be free to acquire or purchase the Property on terms and conditions acceptable to Grantor; provided, however, that if Grantor or its applicable subsidiary negotiates a purchase price of less than ninety-eight percent (98%) of the purchase price set forth in the Offer Notice, or other economic terms materially more favorable to Grantor or its applicable Subsidiary than those set forth in the Offer Notice, Grantor shall first deliver written notice to Grantee of the revised terms of such acquisition or purchase (the “Revised Purchase Terms”) and Grantee may elect to purchase or not purchase the ROFO Property on the Revised Purchase Terms by delivering written notice thereof to Grantor within five (5) business days after receipt of such notice from Grantor of the Revised Purchase Terms. In the event Grantor does not receive a notice of Grantee’s exercise of Grantee’s ROFO within such five (5) business day period, Grantee shall be deemed to have declined to purchase the ROFO Property pursuant to the Revised Purchase Terms and Grantor shall be permitted to proceed with the purchase of the ROFO Property in accordance with the terms of the Revised Purchase Terms, subject to the proviso in the immediately preceding sentence if there is any further revision of purchase price or material economic terms.

(d)               If Grantor does not consummate the purchase or acquisition of the ROFO Property within six (6) months after the date that Grantee declines or is deemed to have declined to purchase the ROFO Property (pursuant to an Offer Notice or Revised Purchase Terms, as applicable), then Grantee’s ROFO with respect to Grantor’s interest in the ROFO Property shall again be in full force and effect and Grantor shall re-offer the ROFO Property to Grantee in accordance with the provisions hereof in the event Grantor desires to directly or indirectly acquire or purchase the ROFO Property.

(e)               Grantee’s ROFO shall terminate on the earlier to occur of: (i) the ROFO Expiration Date; (ii) Grantee’s receipt of notice from Grantor of an uncured material default (following expiration of all applicable cure periods) by OAP Holdings, or any of its successors, of any of its obligations under the JV Agreement; (iii) the assignment of Grantee’s ROFO to any third party; or (iv) the exercise of Grantee’s ROFO for the sole purpose of transfer to any third party within six (6) months of the acquisition or purchase of the ROFO Property. Upon the termination of Grantee’s rights hereunder, Grantee shall execute documents reasonably required by Grantor to memorialize such termination.

(f)                Notwithstanding anything to the contrary contained herein, Grantee’s ROFO shall not apply to any Permitted Purchase. The term “Permitted Purchase” as used herein shall mean:

(i)              the purchase or acquisition of any ROFO Property or any interest therein from an Affiliate of Grantor or any entity which results from a merger or consolidation with or into Grantor or any of its Affiliates;

(ii)              any potential ROFO Property acquisition by other joint ventures with third parties to which Grantor or its Affiliates may be a party, unless such joint venture is an Affiliate of Grantor; or

(iii)             the acquisition of any leasehold or subleasehold interest in property to be occupied by Grantor, or its Affiliate, for use in its business operations, including but not limited to the leasing of corporate office space.

Notwithstanding the foregoing Section 1(f)(ii) or any other provision of this Agreement, Grantee’s ROFO shall be senior to any other right of first offer granted by Grantor or its Affiliates to any other Person.

2.                  Representations and Warranties. Each Party hereby represents and warrants to the other Party that: (a) such Party has all the corporate or other power and authority necessary to execute this Agreement and to perform its obligations hereunder; (b) such Party’s execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other action; and (c) this Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, such enforcement subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting creditors’ rights and the application of general principles of equity.

3.                  Remedies. Subject to the limitations on damages set forth in this Section 3, in the event of any breach of this Agreement by either Party, the nonbreaching Party may seek any and all remedies available to it at law and equity, including without limitation injunctive relief to cause Grantor to perform its obligations under this Agreement. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, EACH PARTY (for itself and its legal representatives, successors and assigns) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND DISCLAIMS ANY AND ALL RIGHTS TO CLAIM OR SEEK ANY CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY, STATUTORY, TREBLE, OR OTHER MONETARY DAMAGES OF ANY KIND WHATSOEVER OTHER THAN ACTUAL DAMAGES AND LOST PROFITS SUFFERED AS A DIRECT RESULT OF SUCH BREACH BY THE BREACHING PARTY AND THE NONBREACHING PARTY SHALL HAVE THE AFFIRMATIVE DUTY TO MITIGATE ANY SUCH DAMAGES. In no event shall the liability of either Party hereunder exceed the value of the ROFO Property, as applicable.

4.                  Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (i) three (3) Business Days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, (ii) one (1) Business Day after deposit with Federal Express or similar overnight courier, (iii) same day if delivered by hand, or (iv) the same day or next Business Day (in the event of delivery on a non-Business Day) if sent by e-mail transmission, and addressed as follows:

If to Grantor:	Orion Office REIT Inc.
2325 E. Camelback Road, Floor 8
Phoenix, AZ 85016_____________________
Attn: Chief Executive Officer

with a copy to:	Latham & Watkins, LLP
650 Town Center Drive
Costa Mesa, CA 92626
E-mail: david.meckler@lw.com
Attn: David C. Meckler

If to Grantee:	OAP/VER Venture, LLC
c/o Arch Street Capital Advisors, LLC
70 W. 40th Street, 3rd Floor
New York, NY 10018
E-mail: apatel@archstreetcapital.com
Attn: Anup Patel

with a copy to:	King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
E-mail: ametcalf@kslaw.com
Attn: Andrew Metcalf

or such other address as either Party may, from time to time, specify in writing to the other.

5.                  No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

6.                  Entire Agreement. This Agreement (including the documents referred to herein and therein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

7.                  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute a single binding instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including in “PDF” format) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “executed”, “execution”, “signed”, “signature”, and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Legal Requirements, including the Federal Electronic Signatures in Global and National Commerce Act, and any other applicable Legal Requirements, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

8.                  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.                  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule.

10.              Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. No waiver of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective permitted successors and assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Grantee and Grantor.

12.              Severability. The provisions of this Agreement shall be deemed severable, and if any portion hereof shall be held invalid, illegal or unenforceable for any reason, the remainder shall not thereby be invalidated but shall remain in full force and effect. Each provision hereof shall be enforced to the fullest extent permitted by law, and any court interpreting or applying the provisions hereof is authorized and directed to narrow the scope of any invalid provision hereof to the extent necessary so that its application and enforcement will be lawful.

13.              Limitation of Liability. Other than an Affiliate of Grantor, no present or future partner, member, director, manager, officer, shareholder, employee, advisor, affiliate or agent of or in Grantor or any affiliate of Grantor shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Grantee and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Grantor’s assets (or if the breaching party is an Affiliate of Grantor, such Grantor’s Affiliate) for the payment of any claim or for any performance, and Grantee hereby waives any and all such personal liability. The limitations of liability contained in this Section are in addition to, and not in limitation of, any limitation on liability applicable to Grantor provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument. All documents to be executed by Grantor shall also contain the foregoing exculpation.

14.              No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either Party and any attempt to do so may be treated by the other Party as a breach of this Agreement.

15.              Time. Time is of the essence of this Agreement and of every provision hereof.

16.              Attorneys’ Fees. In the event that any party hereto brings an action or proceeding against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Right of First Offer Agreement as of the day, month and year first above written.

GRANTOR:

ORION OFFICE REIT INC.
a Maryland corporation

By:	/s/ Jonathan Pong
Name:	Jonathan Pong
Title:	Senior Vice President, Head of Corporate Finance

GRANTEE:

OAP/VER VENTURE, LLC,
a Delaware limited liability company

By: VEREIT Real Estate, L.P.,
a Delaware limited liability company,
its Administrative Member

By: VEREIT Real Estate GP, LLC,
a Delaware limited liability company,
its General Partner

By: VEREIT Operating Partnership, L.P.,
a Delaware limited partnership,
its Sole Member

By:	/s/ Michelle Bushore
Name:	Michelle Bushore
Title:	Executive Vice President

[Signature Page to Right of First Offer Agreement]